Exhibit 4.1

CERTIFICATE OF DISSOLUTION

OF

SORRENTO TECH, INC.

Pursuant to Section 275(a) and (b)

of the General Corporation Law of the State of Delaware

Sorrento Tech, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the Corporation is Sorrento Tech, Inc.

2. The date the dissolution was authorized was October 26, 2017.

3. That the dissolution of the Corporation was duly authorized by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 275(a) and (b) of the General Corporation Law of the State of Delaware.

4. That the names and addresses of the directors and officers of the Corporation are as follows:

DIRECTORS

James E. Barrett	c/o Sorrento Tech, Inc., 20 Independence Boulevard Warren, NJ 07059

Mary Duseau	c/o Sorrento Tech, Inc., 20 Independence Boulevard Warren, NJ 07059

Michael P. Doyle, Ph.D	c/o Sorrento Tech, Inc., 20 Independence Boulevard Warren, NJ 07059

David W. J. McGirr	c/o Sorrento Tech, Inc., 20 Independence Boulevard Warren, NJ 07059

Paul G. Thomas	c/o Sorrento Tech, Inc., 20 Independence Boulevard Warren, NJ 07059

Nicholas J. Valeriani	c/o Sorrento Tech, Inc., 20 Independence Boulevard Warren, NJ 07059

OFFICERS

Mary Duseau	President	c/o Sorrento Tech, Inc., 20 Independence Boulevard Warren, NJ 07059

Lars Boesgaard	VP and CFO	c/o Sorrento Tech, Inc., 20 Independence Boulevard Warren, NJ 07059

5. The date of filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware is September 3, 2009.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed this 28th day of December, 2017.

SORRENTO TECH, INC.

By:	/s/ Mary Duseau
Name:	Mary Duseau
Title:	President and Chief Executive Officer